COUNTRYWIDE CREDIT INDUSTRIES, INC. AND SUBSIDIARIES
EXHIBIT 12.1 - COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
(Dollar amounts in thousands)

The following table sets forth the ratio of earnings to fixed charges of the Company for the three months ended March 31, 2002 and February 28, 2001, and for the ten-month period ended December 31, 2001, the Company’s Transitional Fiscal Year, and the previous four fiscal years ended February 28 (29) computed by dividing net fixed charges (interest expense on all debt plus the interest element (one-third) of operating leases) into earnings (earnings before income taxes and fixed charges).

-------------------------------------------------------------------------------------------------------------------------------

                                                         Ten Months Ended
                               Three Months Ended                                  Fiscal Years Ended February 28(29),
                          ------------------------------                   ----------------------------------------------------
                           March 31, 2002    February      December 31,
(Dollars are in                              28, 2001          2001           2001          2000         1999         1998
   thousands)
                          ----------------- ------------ ----------------- ------------ ------------- ------------ ------------
Net earnings                     $167,559      $104,246        $486,006       $374,153      $410,243      $385,401     $344,983
Income tax expense                 98,535        59,022         302,613        211,882       220,955       246,404      220,563
Interest charges                  317,613       376,413       1,474,719      1,330,724       904,713       962,303      556,032
Interest portion of
   rental expense                   5,721         4,627          16,201         17,745        19,080        14,898       10,055
                          ----------------- ------------ ------------------------------ ------------- ------------ ------------
Earnings available to
   cover  fixed charges          $589,428      $544,308      $2,279,539    $1,934,504     $1,554,991    $1,609,006   $1,131,633
                          ================= ============ ================= ============ ============= ============ ============

Fixed charges
  Interest charges               $317,613      $376,413      $1,474,719     $1,330,724      $904,713      $962,303     $556,032
  Interest portion of
   rental expense                   5,721         4,627          16,201         17,745        19,080        14,898       10,055
                          ----------------- ------------ ----------------- ------------ ------------- ------------ ------------
      Total fixed charges        $323,334      $381,040      $1,490,920     $1,348,469      $923,793      $977,201     $566,087
                          ================= ============ ================= ============ ============= ============ ============

Ratio of earnings
  to      fixed charges             1.82           1.43           1.53          1.43         1.68          1.65         2.00
                          ================= ============ ================= ============ ============= ============ ============

-------------------------------------------------------------------------------------------------------------------------------